Exhibit 99.1

PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES

Market Information, Dividends and Holders of Common Stock

For the Year Ended December 31, 2006

Market Information

Stock Exchange Listings

PPG common stock is traded on the New York and Philadelphia stock exchanges (symbol: PPG).

Quarterly Stock Market Price

	2006		2005
Quarter Ended	High	Low	High	Low
March 31	$64.32	$56.53	$74.73	$64.58
June 30	68.88	61.54	72.10	62.62
Sept. 30	68.22	60.42	66.52	57.41
Dec. 31	69.80	63.02	62.19	55.64

Dividends

	2006		2005
Month of Payment	Amount (Millions)	Per Share	Amount (Millions)	Per Share
March	$78	$0.47	$78	$0.45
June	79	0.48	81	0.47
September	80	0.48	79	0.47
December	79	0.48	78	0.47

Total	$316	$1.91	$316	$1.86

PPG has paid uninterrupted dividends since 1899. The latest quarterly dividend of 50 cents per share was approved by the board of directors on Jan. 18, 2007.

Holders of Common Stock

The number of holders of record of PPG common stock as of Jan. 31, 2007, was 22,571, as shown on the records of the Company’s transfer agent.